Exhibit 99.2

                            MARVEL ENTERPRISES, INC.
                  Transcript of Q1 2004 Results Conference Call
                                   May 4, 2004
                                9:00 Eastern Time

Operator:      Ladies and  gentlemen,  thank you for  standing by and welcome to the Marvel  Enterprises  first-quarter  results  conference call.
               During  the   presentation,   all  participants   will  be  in  a
               listen-only mode. Afterwards we will conduct a question and answer session. At that time, if you have a question, please press the 1 followed by the 4 on your telephone.

               As a reminder, this conference is being recorded today, Tuesday, May 4, 2004. I would now like to turn the conference over to Mr. Allen Lipson, President and Chief Executive Officer. Please go ahead, sir.

Allen Lipson:  Thank you operator.  Welcome to Marvel's first quarter-conference call. On the call with me today are Ken West, our CFO, Avi Arad and David Maisel, CEO and COO respectively of Marvel Studios, Tim Rothwell, Head of Global Consumer Media Group, Bruno Maglione, Head of International operations, Gui Karyo, head of our Publishing division and Alan Fine, CEO of our Toy Biz division.

               We will provide a brief overview of the quarter and recent developments and then move directly to your questions. Before we get started, a few cautionary comments are necessary. David.

David Collins: Certain  statements that the company will make on this conference call and simultaneous webcast are forward-looking statements that involve risks and uncertainties such as the statements of the company's plans, goals, objectives, expectations, intentions and financial guidance. Participants on this conference call and webcast are cautioned that while the forward-looking statements made today reflect the company's good-faith beliefs, they are not guarantees of future performance and involve known and unknown risks and uncertainties, and the company's actual results could differ materially from those discussed on this phone call. Certain of these factors that could cause or contribute to such differences are described in today's news announcement and the company's filings with the Securities and Exchange Commission, including the company's Annual Report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Marvel assumes no obligation to publicly update or revise any forward-looking statements.

Allen Lipson:  Thanks,  David.  I will now turn  the call  over to our CFO,  Ken
               West, for a review of the first quarter as well as our Q2 and updated 2004 guidance. Ken?

Ken West:      Thank you, Allen.

               This morning we are reporting operating results above the financial guidance we provided on March 2nd, and I'll take just a few minutes now to review the highlights of the quarter as well as our updated financial guidance for the remainder of 2004.

               Consolidated net sales of $122.3 million in the first quarter were considerably ahead of the prior year's first quarter of $87.3 million. In fact, sales in all three of our operating segments exceeded prior year first quarter sales with a major contribution coming as previously expected from our toy division. Toy sales associated with ship-ins of action figures and accessories related to the Spider-Man 2 feature film to be released at the end of next month strongly increased. I'll quickly remind everyone that the revenue associated with this particular toy line is reported within our toy segment compared to the licensing income associated with toy lines based on the rest of our library of characters.

               While first-quarter consolidated gross profits increased to approximately $81.8 million compared with prior-year consolidated first-quarter gross profits of $67 million, the mix in toy sales resulted in a reduction in our gross profit percentage of sales from 77% to 67% of net sales, quarter over quarter.

               Consolidated SG&A is up over the first quarter of 2003, and as a percentage of net revenues, SG&A has increased from 18 to 26%. As we discussed in the last three quarterly conference calls, included in SG&A are accruals for the estimated studio share of license income related to various movie projects already released, which amounted to $14.7 million in the first quarter of 2004 versus approximately $3 million during the first quarter of 2003. In all of 2003 the total revenue sharing with studios associated with licensing income amounted to $41.8 million, and we expect an amount slightly higher in 2004.

               Operating income for the first quarter increased to $57.3 million from last year's first-quarter operating income of $54.7 million. Operating-income margins in Q1 2004 resulted in a more normalized level of 47% from 63% in the year-ago period.

               First-quarter 2004 results reflect continued strong retail sell-through of consumer products based on our library of characters and, more specifically, very strong performance of Hulk and Spider-Man licensed items as well as higher operating-income margins in both our toy and publishing division. The robust retail performance of Marvel-branded products generated a significant number of what we term overages in the first quarter which are principally earned royalties in excess of a licensee's minimum annual guarantee. Overages in the first quarter were $7.9 million versus overages of $7.5 million in last year's first quarter. As a result of the initial success we have had executing our licensing consolidation strategy, several recent agreements have been concluded at substantially higher guarantees, and therefore we continue to forecast 2004 overages to be lower than the amount earned in 2003.

               First quarter results in `04 reflect a higher level of royalties, $8.1 million, from the Spider-Man movie merchandising joint venture we have Sony compared with the $4.8 million earned in the prior year period.

               As disclosed in prior quarters, the company's effective income tax rate has risen to approximately 41% as compared to 16% in last year's first quarter. As a result, while first-quarter pre-tax income rose from $50 million last year to $53 million this year, net income in the period declined from $42 million to $31 million. Net income attributable to common stock per split-adjusted diluted share was 27 cents versus our earlier guidance of 19 to 22 cents, compared to net income attributable to common stock per split-adjusted diluted share of 38 cents during the first quarter of 2003.

               As previously noted, we expect to begin making cash payments of federal income tax commencing during the current quarter. As a result of reported operations and the benefit of our net operating loss carryforwards in the first quarter, cash and short-term investments rose to approximately $291 million at the end of the quarter, up from $247 million recorded at year end.

               Now for updated guidance for `04 and the second-quarter guidance provided in today's news announcement.

               First, let me very briefly review the diluted share count we are using in our guidance projections pursuant to our March 2004, three-for-two common stock split. That share number for both the second quarter and full year 2004 period is expected to be approximately 115 million shares.

               This morning we provided initial second-quarter guidance of sales and operating income, whereby operating income is anticipated in the range of $50 to $55 million as compared to approximately $43 million in the second quarter of 2003.

               As we indicated in this morning's release, second-quarter consolidated operating margins are expected to be sequentially lower in the second quarter due to higher SG&A levels in the toy and licensing divisions, but then operating margins are expected to increase in subsequent quarters towards the 40 to 45% historically normalized range.

               The projected second-quarter toy division operating margins include advertising spending in front of the Spider-Man movie release, and the licensing shift primarily reflects a higher weighting of revenues requiring us to share with our studio partners.

               While second-quarter operating income is projected to increase over the comparable prior-year period, results will include non-recurring interest charges of approximately $16 million, consisting of $4 million in interest expenses; an early redemption premium of roughly $9 million; and approximately $3 million of previously unamortized deferred debt costs which is a non-cash charge, all associated with the company's planned early retirement of all outstanding 12% Senior Notes when first callable on June 15th.

               Accordingly, second-quarter net income guidance of $19 to $22 million and split-adjusted earnings-per-share guidance of 16 to 19 cents is below last year's reported results for the second quarter of 28 cents. Our projection also includes an increase in our effective tax rate of less than 16% in the 2003 period to 41% in the current period.

               For full year 2004 we indicated that we are forecasting net sales of $445 to $465 million and operating income in the range of $195 to $205 million, both significantly ahead of reported 2003 results. This current forecast anticipates that operating income for the first half of 2004 will be higher than in the second half of the year. The reason for this is that Marvel, like any other consumer product company, receives orders for products shipped pre-event which is in the first half of the year and then receives re-orders to replenish shelves as product sales grow. Year-to-date shipments for Spider-Man movie toys and anticipated shipments through the second quarter are earlier and stronger than we previously expected. However, at this early juncture we feel that it's prudent to have a conservative forecast for the second half, and we will revisit this when we report our second-quarter results, in essence, once we have more data on retail sell-through which has been strong to date.

               While 2004 operating income is forecasted to rise over 2003, after fully loaded tax expense for 2004 and the planned charge for early retirement of all outstanding senior notes as previously noted, earnings per share attributable to common stockholders are estimated within the range of 89 to 94 cents.

               Recall that split-adjusted 2003 earnings per share of $1.34 included a non-cash gain of $31.5 million, or 28 cents per share, further skewing the year-over-year comparison. The increase in effective paid tax rate from `03 to `04 does not at all accelerate the amount of income taxes to be paid in cash. Our estimate of 2004 federal income taxes to be paid in 2004, which we will begin paying in this current quarter, ranges from $45 to $50 million.

               As noted above, we continue our plan to be debt free by the end of the current quarter by paying off our existing $151 million of 12% Senior Notes when first callable for an aggregate payoff figure of $160 million including the 6% call premium plus accrued interest of $9 million. Our second-quarter and full-year net income guidance reflect this plan's early redemption.

               In summary, we continue to look forward to the balance of 2004 and the contribution of our growth initiatives in all three business units. Allen.

Allen Lipson:  Thanks, Ken.

               As reflected in our Q1 performance and our guidance for Q2 and for the entire year, Marvel businesses continued to exhibit the benefits of our unique licensing focused business model and the growing recognition we are building for the Marvel brand and character universe on a global basis.

               For those new to Marvel I thought I would quickly review in simple terms our long term corporate strategy which has two principal goals.

               One is to build the awareness and value of our character portfolio through a variety of high profile entertainment events and media exposures. While feature films and the related DVD release have been the major drivers of exposure to date, we are actively looking at initiatives to complement this, including TV and direct to video animation, live action TV, as well as several other new media channels for late 2004 and beyond.

               The second, and Marvel's most significant source of profit is to convert this growing awareness and consumer demand for our characters into cash flow through an increasing array of product and service licenses around the world.

               Underlying  these  goals  are  three   interdependent   operating
               disciplines that guide our corporate decision-making and further differentiate Marvel from most entertainment companies.

               The first is the focus on generating cash. The second is a risk adverse posture toward substantial capital investments. We align ourselves with strong partners to contribute the capital, expertise and promotional muscle while we provide our proven characters with their rich histories coupled with the support of our creative and management teams from our publishing, licensing, studios and Toy Biz divisions. This approach substantially reduces risk for our company and shareholders while providing relatively high returns.

               Our third discipline which is in sharp contrast with most entertainment companies and which is also directly related to our aversion to major capital investments is cost management. This is not just another slogan in Marvel, as this discipline is at the root of our entrepreneurial, cultural decision making process for everything we do. It is certainly reflected in our operating results.

               I'd  now  like  to  provide  a  brief   overview   of   operating
               developments in the first quarter.

               The debut of The Punisher feature film franchise with our partner Lions Gate was an eagerly awaited event that occurred during the first quarter. The Punisher marks the launch of our equity participation structure for films. In this structure, Marvel contributes its characters and creative support in exchange for sharing in the film's true profits as well as an ownership in the actual negative.

               The equity structure is appropriate to smaller budget, independent films and actively offers the potential for Marvel to earn more than we can from our gross participation structure for large budget major studio films. The Punisher has generated almost $30 million in domestic box office receipts through this past weekend, with expected release in the international markets now slated to begin later in the year. Based on our estimates of the film's cumulative box office performance, combined with the expected contribution from DVD and other ancillary revenue streams, the Punisher is expected to be solidly profitable. As Avi Arad will review with you more shortly, plans are already underway for The Punisher sequel. From a strategic standpoint, the film is accomplishing much in building global awareness for the character franchise and equally if not more important for the Marvel brand.

               At this time I'd like to call on Avi Arad, CEO of Marvel Studios, to give us a brief overview of the status of our entertainment development efforts. Avi?

Avi Arad:      Good  morning.  I'd like first to go through  2004,  summarizing.
               Punisher was our first venture -- it started with Artisan and Artisan was bought by Lions Gate. We put together a crowd pleaser
               R rated movie making The Punisher a solid new  franchise  for us.
               Thomas  Jane who was a  relative  unknown  is now a known  actor.
               April was kind of a weird month. There were 20 movies introduced in the month of April and as you know everybody is aware of the Kill Bill brawl that we had on our opening weekend. Miramax chose to move into our weekend and that's life. That's the movie business. In spite of it with a business model that is quite different, we were able to hold our own. We came in at number two and the movie is holding very well from a percentage standpoint.

               We are very happy with the performance. Sony is doing the international release. They're very excited about the movie. We'll start around September for the rollout around the world. The DVD is interesting, full of new materials. We do believe that if there were no Kill Bill in our weekend, probably the movie would have performed even better. But that's life.

               The good news is that we are starting on our journey for Punisher
               2. We actually would like to release Punisher 2 next fall. Thomas Jane is signed for three movies. Jonathan Hensleigh, the writer/director, is going to come back as writer/director. So basically it's the same team and we'll move on and we have other projects with Lions Gate, one of which was announced: Black Widow. Again we have a writer/director.

               It's a business model we like. We are in the lower P&A business versus the big studios which print and advertise. It's important to know that under this model Punisher was actually in profit as we were going to shoot the movie which means that between foreign shelters and international rights sold, the movie was fully financed before we started shooting the movie.

               The intention is to continue this profitable model. And again I have to stress that if we did not have this crazy April, where every weekend has a vigilante movie and the boys from Miramax moving into our weekend, we - everybody here would have been more pleased with the results.

               Moving on, Spider-Man 2. What can I tell you? Spider-Man 2 is....
               The word "two" is good because it's twice as good as the first one. Some people already saw the movie. The movie is really very special. Our partner Sony is doing an incredible job. Two minutes and thirty seconds on The Apprentice got us into high gear. If you look at the finale of Friends you're going to see a sixty second spot.

               We are working the movie internationally far more aggressively than movie 1 now that we know what we have, and we have the confidence. We think it's - as a matter of fact the newspapers are picking us up as the movie of the year. And we think so too. So that's going to be a lot of fun and we are very excited. It's a big event for Marvel. It's again an incredible way to push our brand. Some of you who went to see The Punisher if you noticed as the Marvel brand starts playing, people get nice and excited. And we have a unique new type of trick that will appear on Spider-Man that will further enhance the power of our brand.

               Later this year we - New Line is going to put out Blade: Trinity. It's going to be in December 10th. It moved from August to December because of another crazy weekend. Another company moved a movie in and there was enough time to move out of the date to maximize. We just had test screenings on Blade 3 and it tested incredibly well, and New Line is very confident and therefore they are going to be very aggressive with the movie.

               So 2004 is terrific. We just got the print, which means a finished movie, on Man-Thing. We are going to test the movie and then we'll make a decision, what is the proper date to release it. It's a normal operating procedure. Again: low budget movie in the horror universe of Marvel. And we'll be able to get into a release date for that a little later after the testing.

               Going to 2005, actually today we started production on Elektra which is our sequel for Daredevil starring Jennifer Garner. If you all remember, Jennifer Garner was a television actress virtually unknown in the movie industry when we put her in Daredevil and today after 13 Going on 30, she is probably one of the prime stars in American cinema. Elektra is a PG-13 movie. It's Fox/New Regency. It will be highly promoted. We are going to see the drums rolling because again this girl did an incredible thing in her Sony movie, so we are all going to benefit out of it. This movie will come out President's Day 2005, the same date in which we went out with Daredevil. If you'll remember Daredevil ended up going over $100 million in February and that's our first sequel out of Daredevil. I should note Daredevil was a lesser-known character in the Marvel universe. Today it's a solid franchise that we see for the future after the movie Elektra.

               Following from there we are now in pre-production getting ready to start filming in August this year on Fantastic Four. Fantastic Four is sort of from a toy, core business support movie is probably one of the strongest properties we have. Spider-Man is a fantastic story, fantastic property, but it's all around one guy and one villain. Fantastic Four is a team concept. It has five built in toy lines, if you will. Each one of these characters generates its own thing. It's a wide PG-13 family affair, funny, action adventure film. We have a terrific director. It's a very, very important project for us and for Fox Entertainment. And we are treating it as a major event. Activision has an exciting videogame to come out with the movie. And some of you may be exposed already to the Spider-Man 2 videogame that is spectacular. Again Activision out of the same level of confidence is doing something special on Fantastic Four. Fantastic Four therefore will be our 2005 all core business support film.

               Following that will be November, Iron Man, another PG-13 movie. Iron Man was born to be a toy line. It's about a guy who has a lot of body suits and toys. It's sort of James Bond meets Howard Hughes. Jets, planes - he's rich, he can afford anything, and therefore we can afford everything. Big movie out of New Line. November release, again support of full core businesses. Activision is doing the videogame, major toy line, major licensing, lot of activity around that.

               So we have two major toyetic events, if you will, to support our businesses for 2005. In between - following Elektra we are feverishly moving along with Luke Cage with Sony Pictures. Again a PG-13 movie. We have a script, director, actors. We cannot announce everything right now because things are not signed yet and it will be more expensive to sign. So it will be something at a later date. And Punisher 2, Punisher the sequel we hope to go out by August next year. As I told you before everybody's signed up, everybody's excited to go. By the time Sony's done with international, Thomas Jane will be a household name. And here people love him. If you look at the feedback on the movie -- forget the reviews, they didn't understand how to eat this particular dish -- but people's reaction, as we saw on Yahoo, the movie was a big plus as far as general likeness of the product.

               Moving into the future, 2006 is already nice and busy. We have started pre-production on Ghost Rider. Ghost Rider is one of our magic universes, again a PG-13 movie with Sony, again supporting full core businesses. Incredibly toy driven and stylistic is one of our events. Fox already announced X-Men 3 for May 3rd. The team is moving forward and we are going to start on this movie very, very soon. Universal Pictures, Namor, which what we call Star Wars underwater is moving along and we'll have a schedule for it for Summer 2006. On the smaller movies, we have Black Widow, one of our Lions Gate deals, which will be - we cannot announce yet the actor, but we have already a writer, director, and we are going to move that into 2006.

               And hopefully the Hulk is back and feverishly working with the studio on this. We hope for 2006 and further the news to come.

               I don't want to go too far into the future, but 2007 as you know Sony already announced a May release of Spider-Man 3. And the whole team continues. Sam Raimi already signed for Spider-Man 3. Tobey Maguire, Kirsten Dunst, we are all on board and believe it or not we are developing the story as we speak while finishing Spider-Man 2. And we have a large slate of development, but I think I've taken enough time, so thank you for listening.

Allen Lipson:  Thanks,  Avi. In our licensing  division our expanded  management team continues to implement new strategies for growth including the consolidation of several licenses within one category. In executing category consolidation we are seeking to develop stronger relationships with category leaders thereby expanding their commitment to and support for the Marvel brands. This strategy should also make it easier for retail buyers to expand their commitment to Marvel licensed goods by being able to work with fewer but stronger companies which we feel should secure for Marvel brands retail placement on an ongoing basis.

               On the international front, our licensing teams in Europe and Asia are getting up to speed in delivering very strong growth in the quarter. Given agreements currently being negotiated, as we indicated in our press release, we expect a substantial growth from international in Q2 and for the full year. Growth in international licensing is coming from more direct deals being signed by Marvel as well as enhanced management of Marvel's licensing agents to ensure they are properly motivated and focused on securing greater market share for Marvel properties.

               Our publishing division continues to perform well and it's focused on a range of initiatives aimed at expanding the breadth and demographic reach of our published product. A few examples of these initiatives are the Marvel Age imprint, novels and distribution into mass market retailers.

               Certainly our toy division is a major factor this year as we will complete initial shipments of our Spider-Man 2 toy line in the first half. Given the success of the first film and related product lines, retailers have strongly embraced our line for the sequel. As we have indicated we look for our Spider-Man 2 movie toys to approximate $175 to $200 million versus the $105 million achieved for the first Spider-Man film. And while the Spider-Man movie brand is certainly the primary retail draw for this line, I can't emphasize enough the tremendous job that Alan Fine and the rest of the Toy Biz team has done in designing and marketing a spectacular line of action figures, accessories and the all important role playing toys such as the Web Blaster.

               As we indicated in today's announcement, we have increased our financial guidance for the full year. We are now projecting full year earnings per share of 89 to 94 cents up from our earlier guidance of 83 to 91 cents. And given the strength of our feature film slate for 2005 and beyond, which Avi talked about, as well as the various initiatives we are actively looking at, we remain confident that we can generate operating income increases of 10 to 20% on an annualized basis.

               With the looming elimination of our Senior Notes, Marvel will actively look at various opportunities to utilize our growing cash balances including such things as acquisitions, dividends, stock buybacks, and so on. Deploying our growing cash balance will remain a key strategic question for Marvel in coming quarters and years. As problems go, this is an enjoyable one to ponder. We are committed to being very prudent and measured in our review of the various options in order to maximize shareholder value.

               Finally on the M&A front we continue to be open and to actively look at possible acquisition opportunities. Again our acquisition criteria are focused on the addition of intellectual property or other businesses that are not capital or risk intensive in nature and which are accretive to earnings.

               With that, Operator, we would like to open the call to the Q&A period. Operator, may we take the first question?

Operator:      Thank you. Ladies and gentlemen,  if you would like to register a question, please press the 1 followed by the 4 on your telephone.
               You will hear a three-tone prompt to acknowledge your request. If your question has been answered and you would like to withdraw your registration, please press the 1 followed by the 3. If you are using a speakerphone, please lift your handset before entering your request. Once again to register for a question, please press 1, 4. One moment please.

               The first question is from the line of Gordon Hodge with Thomas Weisel Partners. Please proceed.

Gordon Hodge:  Good  morning.  You  talked a little  bit about  getting  into TV production and some direct-to-video opportunities potentially. Can you talk about your appetite for taking on losses there in that to get a better equity participation? And then also, if you can talk about any feedback you can provide from the retail channels in terms of sell through so far on Spider-Man, you mentioned some near-term orders coming in the second quarter from retailers, and I'm wondering if that's in response to sell through or if that's just again stocking the shelves. Thanks.

Allen Lipson:  Okay.  Could you repeat the first part of that question?  I don't think we understood it fully.

Gordon Hodge:  Happy to - I'm  just  wondering,  as you  think  about  producing direct-to-video animated and potentially live action television programming, are you talking about potentially sharing in the deficits associated with that, or would you do it more on a licensing basis?

Allen Lipson:  I think we would be doing more of that on a license basis or on a partnership basis. But we are not going to really start sharing in general in deficits in that area.

Gordon Hodge:  Great.

Allen Lipson:  Your second part of your question?

Gordon Hodge:  Just curious about  feedback  from  retailers on sell through and whether the near-term orders you're seeing from retailers in the second quarter relates to sell through or if that's just initial stocking the shelves? Thanks.

Alan Fine:     Good  morning.  It's  Alan  Fine  speaking.  I'll  take  the  toy question.

               You know, as we've indicated all along, orders on Spider-Man 2 are significantly higher than they were on Spider-Man 1. The toy industry has regarded Spider-Man 2 as the major event of the year. And they've been treating it this way. Most of our largest customers have planned to allocate significantly more retail shelf space for Spider-Man 2 than they did Spider-Man 1. In some cases it's two to three times the amount of space that they allocated to Spider-Man 1. So we have tremendous support at retail going into this movie release.

               And it's being reflected in sell through as well. It's been very good so far. And although it's early - we're still seven weeks before the movie release - we're very encouraged by sell through. If you take a snapshot of a same number of weeks prior to the release of Spider-Man 2 and compare it to the same number of weeks prior to Spider-Man 1, you would see that sell through has actually more than doubled. So we're very encouraged by that.

               And as Allen Lipson indicated earlier, we're currently forecasting total year Spider-Man 2 sales in the range of $175 to $200 million. And that compares to $105 million on the first movie.

Gordon Hodge:  Thank you.

Allen Lipson:  Two other  things - on the rest of the line,  if you want to call it that, the Spider-Man line, it's fairly early, as far as our licensees go. So we don't know the sell through rates at this time. As far as...

Tim Rothwell:  Alan,  let me just  jump  in.  This is Tim  Rothwell.  All of the seasonal Spider-Man 2 products though are experiencing very strong sell throughs.

Allen Lipson:  With respect to also on your first point, Avi Arad wanted...

Avi Arad:      Yeah, I just want to jump in. We are going to be quite aggressive in our television initiative, animation, and so on. The advantage
               - it took us the last six years to build our brand into a highly recognizable and bankable entertainment brand. And therefore we have offers for both animation and direct-to-video and live action. These offers do not necessitate of us to invest any money in it. We invest our brand, the character, and our expertise in producing the shows. And there's just no reason for us - the economic gain for us doing it on the current business model to find producers with money to do our thing is working very well and we'll stick to it.

Gordon Hodge:  No, that's terrific. I know I think you were participating in the deficits on some of the prior TV productions so I

Avi Arad:      It was a one-time  thing.  And the good thing,  it was a one-time thing, and we learned that we don't need to do that. We can do better. There are people out there with money and distribution.
               They don't have content. We have the best content library there is and, therefore, we take advantage of it.

Gordon Hodge:  Sure thing.  Thank you.

Operator:      The  next  question  is from the line of  Arvind  Bhatia.  Please proceed with your question from Southwest Securities.

Arvind Bhatia: Good morning, guys.

               Men: Good morning, Arvind.

Arvind Bhatia: Good quarter.  My question is on the international side. And Tim, if you want to just make some comments on which parts of the world you guys are expanding more rapidly, are there any surprises good or bad that you're seeing out there? And again, if you could refresh us on what's the plan there in terms of, you know, how big international will be as a percentage of your business? That's my first question.

Tim Rothwell:  Okay, let me jump in.  Basically our  international  plans are on track. Our initial goals were to double our international business '04 over '03. We are well on our way to doing that. And it would surprise me if we wouldn't exceed those numbers. Our second quarter numbers versus '03 we will be doubling our business. So we're very pleased. We set up two operations, as you know, a very small office in Japan with four people, and then an office in Europe with five people run by Bruno Maglione who heads up all of International. And I'll let Bruno get into more details. But we envision the business growing substantially. Ultimately over the next three to five years I could see international business being as strong as, you know, 40% of our business.

               Bruno, do you want to elaborate a bit more on the international? I mean, first of all, the business across the world in every territory is growing substantially. From Latin America to Australia to Canada to Europe to Asia we are experiencing a very substantial growth. But probably the strongest territory right now, which is just blowing our minds, is Europe. And Bruno, why don't you chime in?

Bruno Maglione:Yeah, I mean,  in answer to the  question I would say that,  have there been surprises? All the surprises have been good in the sense that what we've found is that there is a tremendous appetite and much unchartered territory in all the lead international markets for the Marvel brands, the Marvel character brands, and the overall Marvel business model. And we are tapping into those very rapidly. The advantage we have is that certainly in every Western developed market of the world internationally the Marvel franchise is strong and being rendered stronger with each new film that comes out. What we have started doing is getting into brand new categories, which are perfect for Marvel, where previously we had no business at all. And those first deals that have been coming in will fuel business growth well into the future. In categories, which were more obvious and that we were already in, we have signed up with much stronger partners at deal values, which are several multiples of where we were previously. So we are entering into brand new categories, which are important to our long-term business model, and we are working with AAA partners who are the best international companies category by category. Both those fronts create immediate revenue streams and more importantly create medium and long-term revenue streams that'll allow us to build a business that we anticipate can certainly become 40, 50, and even beyond that percent of the licensing revenues that you currently see for Marvel.

Arvind Bhatia: What's the timeframe, do you think, for that kind of generation?

Bruno Maglione:If you  look at what  we're  planning  to do this  year,  when we double the business, we will already be between 25% and a third. But the overall strategy I think is a three to five year strategy.

Arvind Bhatia: Great.  A  question  for Avi real  quick - could you  comment  on
               Spidey 2 a little bit more from the standpoint of maybe the number of theaters that you think it's going to be showing on, the promotional campaign, maybe just touch on some of those things so we can understand how big this could potentially be?

Avi Arad:      Well we will have the maximum number of screens one can get. Some of you are aware we came into ShoWest. We made the midnight show.
               We ended up with two midnight shows, standing room only when we introduced the trailer and a piece of the movie to the theater owners. And this is where our interests align. They know how big this movie is and, therefore, we have - this is the easiest figuration I've ever seen of getting the most amount of screens for June 30th. The movie's going to be - as far as screen numbers, will be bigger than Movie 1, as far as the promotion, this time we have Burger King, which is the kind of promotional partner. Movie 1 again we had to - Movie 1, I think we had to earn our wings, if you will. Movie 2 we have the best promotional partners. You wouldn't be able to go into a place without seeing
               Spider-Man ad nauseam at some places. And all what that means total awareness. We have some test results from various countries about awareness versus interest in a movie. And this time, as the second movie coming along on a worldwide basis, not only the awareness cannot go higher than where we are, but more important the interest in the movie now is just at this kind of level of interest.

               So we are - let's put it this way. This event is - I think Sony is doing a brilliant job covering everything from print to outdoors. We are going to start seeing an outdoor campaign, which is magnificent. It's versatile. I think being on The Apprentice was our Super Bowl spot, if you will, being on the finale of Friends, so no holds barred. We are going to go after all demographics, children, women, adults, teenagers. We have an incredible soundtrack to go with this movie that you're going to start hearing it on the radio. What can I tell you? It's the top of the line campaign.

Ken West:      Arvind  also - this is Ken - I just want to  clarify  some of the
               comments  just  made  in  regard  to  the   significance  of  our
               international licensing efforts. It is true that our guidance reflects that we're trying, and we're forecasting, and look very successful in the initial efforts of doubling our international licensing efforts. And our forecasts in our guidance reflects that international licensing efforts will represent approximately
               15% of our licensing revenues for '04.

Arvind Bhatia: Got it. Final  question for you,  Ken,  actually - as you look at the licensing line item, and you guys broke it down as always, but you provided more detail. Toy Biz Worldwide, I notice that's down from last year, if I'm doing the math right, from $15 to $10 million. Is that just timing, or is there something else going on there?

Kenneth West:  As you know,  the Classic toy sales other than  Spider-Man  movie toys are the ones that are actually made and sold by Toy Biz Worldwide, our master toy licensee. And the big success that we had last year associated with the Hulk product line and Classic Spider-Man were real big drivers in '03. And there's been a big shift in regard to the consumer demand towards Spider-Man movie toys that we're anticipating and selling into. And we expect that trend to continue the shift from '03 to '04 in that same style.

Arvind Bhatia: Okay.  What about that line item  "domestics,  food,  and other"?
               That obviously jumped up quite a bit. Is that everything else outside of entertainment?

Tim Rothwell:  I had a beep there. Is that a question for Tim?

Arvind Bhatia: Actually  yeah I guess either one. I mean,  Tim, you could answer that if you want. There is a line item called "Other," which has domestics and food. I just wanted to see if you can elaborate on what are the key items, maybe talk two or three items there. It went from $1.5 million last year to $15.4.

Tim Rothwell:  Right, right. You know, one key part of our strategy is franchise management and going with strategic partners, AAA partners. And we have concluded very significant deals with companies like Sara Lee, for example. Where in the past where we may have been going with three or four different manufacturers to cover the category of underwear let's say, now we've rolled all that business under Sara Lee, the largest player in the world. On the food side we consolidated our business where we had more than a dozen different licensees, smaller players producing different types of candy and food, now with RM Palmer, which is in the top five candy companies in the country.

               On the domestics front, again, multiple partners, total consolidation with a company called J. Franco, which is one of the largest companies in bedding in the country. And now our business is with them. And these represent very significant rich deals to Marvel.

Arvind Bhatia: That's it. Thanks, guys, and good luck with Spidey 2.

Operator:      The  next  question  is  from  the  line  of  Peter  Mirsky  with
               Oppenheimer. Please proceed with your question.

Peter Mirsky:  Thanks very much.  Actually,  Tim,  just to follow up on what you were just saying about domestics, if I can just be clear on that, so you're taking something like an underwear that would have been to various licensees would have been under apparel

Tim Rothwell:  Three to five various licensees.

Peter Mirsky:  Okay.  And that goes from say  Apparel and  Accessories  into the
               Other category?

Tim Rothwell:  That's  right - well no, that stays in Apparel  and  Accessories, but the point I was trying to make is it's now consolidated, and we've gone with the biggest player in the world. Instead of where we have not done business with Sara Lee in the past in a meaningful way, now all of our underwear business is put together with Sara Lee in a very well thought out strategic and marketing and retail plan for the next three years. And this is the way we're approaching all of our business in every major category. And it's just not homing in on domestics and food. It's every category of business that we are involved with we are approaching the business this way. And it is a consolidation. It's going with the A+ players in the marketplace, which will deliver us significant overages, will spend a lot of money on marketing our brand, and put out the highest quality products in the world.

Peter Mirsky:  Great.  Could  you just  talk  about  the two  areas - the  Other category and the Apparel and Accessories within licensing that seemed to show the big jumps, if there were specific characters that related to or whatever color you could give on that?

               And also just a really quick question, I guess it's the logistics question - the shipping of the Spidey 2 earlier than expected you said, is that just a function of pull from retailers rather than push from you guys?

Tim Rothwell:  Well to  answer  that  one  first,  it's  retailers  who set up a plan-o-gram. So you have to meet their retail needs. So it's not our position to dictate when they have to set up their various shops. Most retailers set up twice a year. So you have to ship on their timeframe. Sometimes products have to go in a little bit earlier. If you miss that window, you don't have a permanent home in the store. It really is that simple. So we're at their mercy when it comes to that.

               And your other question again was?

Peter Mirsky:  Just if you could give any  additional  color to the  Apparel and
               Accessories and the Other lines within licensing, the ones that really jumped?

Tim Rothwell:  Okay.  Well the color is, you know,  again  going with  companies like a Sara Lee. Again, a shoe deal, we wrote an unprecedented shoe deal with a company called BBC. For a number of years we've been working with two or three different partners in the shoe category, which is a very important category in children's licensing. And that's what our business is all about. It's children's licensing. And we consolidated that business with a company called BBC. And BBC is putting together some of the most incredible products we've ever seen. In fact, some of them have play value. Some of them they light up, they blink, you can - a lot of toyetic features built into the actual toys themselves, which just elevate the brands, make them stand apart from everything else on the shelf.

               And as far as which properties, it's not all Spider-Man. Let me stress that. These are Fantastic Four. These are Iron Man. These are Elektra. These are Classic Spider-Man. These are Hulk. The power of Marvel, the beautiful thing about Marvel is it is our universe of characters. And that's what we're selling with very specific plans against each individual character. And these various mega partners that are joining the licensing program at Marvel they're putting together different strategies against each one of our different brands, which then pull in together with everything that Avi's doing theatrically. So when Iron Man comes out, when Fantastic Four comes out, we already have a very major base of licensing in-house ready to go and to capitalize on the success of the film.

Peter Mirsky:  Great.  Thank you very much.

Tim Rothwell:  You're welcome.

Operator:      The next question...

Tim Rothwell:  Hey, Allen?

Allen Lipson:  Yeah?

Tim Rothwell:  I have to go meet some retailers  right now, so I'm going to have to excuse myself.

Allen Lipson:  Okay.  Thanks, Tim.

Tim Rothwell:  Okay, thank you.

Operator:      The next  question is from the line of Joe Hovorka  with  Raymond
               James. Please proceed.

Joe Hovorka:   Thank you. A couple of quick questions, one on The Punisher - you
               talked  about  being   basically  I  guess   break-even  or  even
               profitable on international and I believe you said something on taxes prior to production. Are you implying that the film is already profitable and you could recognize something in '04? And then on a related question on that, Man-Thing, is this a - is it possible to do a similar agreement where you are, you know, at or near break-even before even releasing that film? And then I've got another follow-up after that.

Ken West:      Our 2004  guidance does not include any  contribution  whatsoever with respect to our share from Lions Gate for The Punisher. And in fact, we expect that the first contribution of such will be post release of the DVDs, which will come in in early '05.

Matt Finick:   On Man-Thing.

Avi Arad:      What was the question on Man-Thing?

Joe Hovorka:   Can you strike a similar  arrangement where you are at break-even or near break-even prior to release on Man-Thing like you did on Punisher in regard to selling international rights and so on?

Avi Arad:      Man-Thing was fully financed prior to the production very similar to The Punisher, same kind of a model. Obviously there's money against foreign sales and domestic commitment.

Joe Hovorka:   Okay. And then my other question was in regards to your JV income projection  for the second  quarter  2004. I think you put in the press  release $4 million,  which is about half of what it did in the  first  quarter.  Given  that  you're  seeing  I  guess  some near-term  growth in some of the orders being placed by retailers
               on  toys   specifically,   are  you  not  seeing  that  in  other
               categories? Why the decline in the second quarter versus the first quarter?

Ken West:      Joe, the revenue  recognition  associated  with our interest -the
               50% joint  venture  with Sony - and the  amounts in the first and the  second  quarters  represent  our  one  half  in the  minimum
               guarantees   associated  with  those  licenses  being  recognized
               through the joint venture. We expect that they'll be earning out very quickly post release of the movie and then we'll be into what we considered before and disclosed as overages or more income to be recognized through the joint venture for the remainder of the year.

Joe Hovorka:   So the $4 million in the second quarter is basically comprised of just minimums?

Ken West:      Exactly.

Joe Hovorka:   And in the first  quarter is the whole $8 million just  minimums, or were there overages in that as well?

Ken West:      There  are  minimums  only  in both  the  first  and  the  second quarters, both of which are pre-release of the movies depending on the earliest in-store dates associated with those various licenses.

Joe Hovorka:   Okay, great.  Thank you.

Ken West:      Sure.

Operator:      The  next  question  is from the line of Paul  Tryon  with  First
               Albany Capital. Please proceed with your question.

Paul Tryon:    Hi.  Thank  you.  If we  can  just  go  back  to  the  categories contributing on the license side, do you expect in terms of percentage wise for things to kind of shake out like they did in Q1, or does this sort of look like Apparel and Accessories and Other, you know, have sort of seen their high quarters for the year in terms of their license being consolidated?

Ken West:      It's  hard  to  anticipate  specifically  by  category  in  these licensing activities. I would imagine that quarter-by-quarter they'll be jumping up and down in various categories and...

Paul Tryon:    Can you give some  color as to what the  pipeline  looks like for license consolidation in each of those groups?

Allen Lipson:  Right now we are in the midst of doing it on other categories and we'll just continue doing that on a category-by-category basis. It can't be all done at one time. It will take a while to get through all the various categories. But we're in the midst of doing it on other categories, as Tim explained. This is an ongoing process that will just be continued from quarter to quarter.

Paul Tryon:    Okay.  In the toy license  specific,  is that Classic  Spider-Man mostly, or was that Hulk?

Alan Fine:     Are you talking about '03?

Paul Tryon:    No,  the  toy  license  contribution  in the  quarter,  the  $9.6 million.

Alan Fine:     That's  primarily  Classic  Spider-Man,  Spider-Man  and Friends,
               Marvel Legends.

Paul Tryon:    And you expect that to increase as well along with the release of the movie?

Alan Fine:     There'll be some  acceleration  in that income in the second half as we start to shift gears from Spider-Man: The Movie into Classic Spider-Man products in the fourth quarter in the same way that we did in '02.

Paul Tryon:    Okay, thanks. And is it - that's all the questions I have. Thanks again.

Man:           Operator, one more question please.

Operator:      Thank you. The final  question  will come from the line of Robert
               Routh with Natexis. Please proceed.

Robert Routh:  Yeah,  good  morning.  Congratulations  on the  quarter and a few quick questions. First I was wondering if you could comment on in your 10-K - I know you mentioned this a little bit - but it did say that through the rest of the decade you expect operating income to grow between 10 and 20%. And that's a pretty bold statement. And we can certainly see where that could be coming from. But I'm wondering if you could elaborate a little bit more on how you have that kind of visibility going forward considering we're only in 2004 now, given the deals that you have in place and what you see coming up in the pipeline.

               The second question is I'm wondering if you could comment a little bit on the Bloomberg news about a trademark lawsuit with respect to Spider-Boy because it didn't really go into any detail as to what that exactly was about? Was that Marvel defending your intellectual property, or was that something else?

               And third and finally I'm wondering if once you do claw back the debt that is currently outstanding what your plans are to mitigate the tax situation of the company because obviously you're going to be well overcapitalized at that point.

Allen Lipson:  Okay. Taking the last question first, we are obviously looking at various ways that we can try to mitigate taxes. However, there are certain things we're not going to do such as reincorporate in Bermuda or something like that. But, you know, we are looking at ways of trying to mitigate both on the state and federal levels.

               With respect to Spider-Boy, that was a suit that we started. It really - I don't know - it got totally blown out of proportion. It stemmed from actually somebody trying to get a trademark for Spider-Boy. And it resulted in a lawsuit on that. We are the plaintiff in connection with that.

               With respect to - and Ken, why don't you take on respect to the 10 to 20%?

Kenneth West:  Long-term   growth   strategy  is  really   based  on  the  major
               assumptions we've made for movie releases over the next several years, the growth in domestic and international licensing, and really conservative estimates for new initiatives that really haven't been brought to the table to date.

Robert Routh:  Okay.  So with  respect to  Spider-Boy  it's safe to say that was
               Marvel defending what you have as opposed to the other way around, which I think is what the market was thinking.

Allen Lipson:  Yes, we were suing.

Robert Routh:  Okay.  So you guys are obviously defending what you have.

               And then with respect to the guidance that was in the 10-K you feel pretty confident that through the rest of the decade or the next six years that 10 to 20% is a realistic expectation for analysts and investors alike.

Allen Lipson:  With respect to the Spider-Boy I think that was totally blown out of proportion. It's a minor thing. I can't emphasize enough how minor it is. With respect to looking at our growth over the next
               - you know, on an annualized basis, I know I feel confident in it, and I think Marvel feels confident in it.

Robert Routh:  Great.  Thank you very much.

Allen Lipson:  With  that  I want  to  thank  everybody  participating  in  this conference call and look forward to having this call again in approximately three months when we announce our Q2 results. Thank you.